EXHIBIT 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS OF

OHIO LEGACY CORP

The Senior Financial Officers of Ohio Legacy Corp identified in Exhibit A hold an important and elevated role in corporate governance. As part of the Corporate leadership team, Senior Financial Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company stakeholders, including shareholders, clients, employees, customers, depositors, borrowers and citizens of the communities in which our business is conducted. Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization, and by demonstrating the following:

I. Honest and Ethical Conduct

Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

•	Encourage and reward professional integrity in all aspects of the financial organization by eliminating inhibitions and barriers to responsible behavior, such as coercion and fear of reprisal, with respect to reporting any matters contrary to Company policy.

•	Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for an employee of the Company, including Senior Financial Officers.

•	Provide a mechanism for employees of the Company to inform the Board of Directors or a committee appointed by the Board of deviations in practice from policies and procedures governing honest and ethical behavior.

•	Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Company.

II. Financial Records and Periodic Reports

Senior Financial Officers will establish and manage the Company’s transactional and reporting systems and procedures to ensure that:

•	Business transactions are properly authorized and completely, timely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP), Rules promulgated by the Securities and Exchange Commission, regulatory requirements and established Company policies.

•	The retention or proper disposal of Company records shall be in accordance with established Company financial policies and applicable legal and regulatory requirements.

•	Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III. Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will establish and maintain mechanisms to:

•	Educate members of the Company about any federal, state or local statute, regulation or administrative procedure that affects the financial reporting operations of the Company.

•	Monitor the compliance of the finance affairs of the Company with any applicable federal, state or local statute, regulation or administrative rule.

•	Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

IV. Accountability for Adherence to the Code of Conduct

It is the responsibility of the Audit and Compliance Committee to implement and control a reporting mechanism for the anonymous disclosure by employees or other individuals of behavior or transactions that appear contrary to the spirit of this Code of Conduct. As such, the Audit and Compliance Committee will be responsible for investigating such disclosures and for promptly recommending remedies or discipline to correct or remove behavior(s) that do not promote this Code of Conduct.

Each of the undersigned hereby acknowledges their responsibilities for adherence to this Code of Conduct and understands that deviation from the Code of Conduct will result in corrective action, which may include termination of employment with Ohio Legacy Corp or its subsidiaries.

EXHIBIT A

L. Dwight Douce

Steven G. Pettit

Eric Nadeau

Paul Mederski